Filed pursuant to
                                                                Rule 424(b)(2)
                                                     Registration No. 33-59791

                                 $500,000,000
                                   CITICORP
                      Medium-Term Senior Notes, Series E
                   Medium-Term Subordinated Notes, Series E
               Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement,  dated  November 30, 1995 (To Prospectus  Supplement,  dated
      August 7, 1995, to Prospectus, dated August 7, 1995).

                             DESCRIPTION OF NOTES

      The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               6.875% Subordinated Notes Due December 15, 2007
                              (the "Notes").
Aggregate
Principal Amount:             $5,000,000.00

Price to Public:              100%

Issue Date:                   December 8, 1995.

Stated Maturity Date:         December 15, 2007.

Interest Rate:                6.875%

Interest Payment Dates:       Monthly on the 15th day of each month, commencing
                              on January 15, 1996, and at Stated Maturity.

Regular Record Dates:         The first day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are subject to redemption,  in whole but
                              not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date, on or after December 15,
                              1998, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                J.W. Korth & Co.

Agent's Commission:           2.00%.

Minimum Denomination:         $1,000.